Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-83975) pertaining to the 1999 Employee Stock Purchase Plan and 1998 Stock Plan, (Form S-8, No. 333-58174) pertaining to the 1998 Stock Plan and (Form S-8, No. 333-85468) pertaining to the 1998 Stock Plan of drugstore.com of our report dated January 17, 2003, with respect to the consolidated financial statements and schedule of drugstore.com, inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/    ERNST & YOUNG LLP

Seattle, Washington

March 25, 2003